Confidential Treatment Requested by ioneer Ltd pursuant to 17 C.F.R. § 200.83

Exhibit 8.1

List of Subsidiaries

Name	Jurisdiction of Organization	Ownership Percentage
ioneer Canada ULC	Canada	100%
Ioneer Holdings USA Inc.	USA	100%
Ioneer Holdings Nevada Inc.	USA	100%
Ioneer USA Corporation	USA	100%
Ioneer Minerals Corporation	USA	100%
Gerlach Gold LLC	USA	100%
Paradigm AZ LLC	USA	100%
ioneer Rhyolite Ridge Holdings LLC	USA	100%
ioneer Rhyolite Ridge MidCo LLC	USA	100%
Ioneer Rhyolite Ridge LLC	USA	100%
Ioneer Rhyolite SLP LLC	USA	100%